UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

THE SANDS REGENT

(Name of Registrant as Specified in its Charter)

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ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As described in Item 8.01 below, The Sands Regent (referred to herein as “we,” “us,” “our” or “the company”) has agreed in principle to settle the previously disclosed putative stockholder class actions. Pursuant to the proposed settlement, we and Herbst Gaming, Inc. (“Herbst”) have agreed to modify the Agreement and Plan of Merger, dated as of May 16, 2006 (the “merger agreement”), by and among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc., a wholly-owned subsidiary of Herbst, as follows:

•	the “Termination Fee” as defined in Section 7.2(b) will be reduced from $5.0 million to $4.0 million; and

•	all references in Section 5.4(d)(x)(D) to “three Business Days” shall be stricken and replaced with the phrase “two Business Days.”

ITEM 8.01	OTHER EVENTS

On August 23, 2006, we agreed in principle to settle the previously disclosed putative stockholder class actions, which challenged the proposed merger of our company with and into HGI-Casinos, Inc., a wholly-owned subsidiary of Herbst, and related transactions.

Under the terms of the proposed settlement, all claims relating to the merger agreement and the proposed merger will be dismissed on behalf of the settlement class. The settlement is subject to court approval. As part of the proposed settlement we have agreed to pay $345,000 to the plaintiffs’ counsel for their fees and expenses, subject to final approval of the settlement and such fees and expenses by the court, as well as closing of the merger. The settlement of the action is not conditioned on the court’s approval of plaintiffs’ application for attorneys’ fees and expenses.

Pursuant to the proposed settlement, we have also agreed to modify and amend the merger agreement as set forth above in Item 1.01.

Also pursuant to the proposed settlement, we have agreed to make the disclosures set forth below. Information concerning the proposed merger is set forth in our proxy statement dated July 25, 2006 (our “proxy statement”). Our proxy statement is supplemented by, and should be read as part of, and in conjunction with, the information filed in this current report on Form 8-K. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in our proxy statement.

Management Projections

We do not as a matter of policy make public forecasts or projections of future performance or earnings. In connection with the merger and the settlement, we have determined to make available to our stockholders projections of our anticipated future operating performance for the three fiscal years ending 2006 through 2008 that are in the possession of our management. The projections were delivered to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) in May 2006 in connection with its retention. After consultation with members of our management and based on reasonable assumptions regarding the company’s operations, Houlihan Lokey generated summary forecast data for fiscal year 2009. The projections have not been updated or otherwise revised to reflect circumstances existing after the date when made. The projections were prepared as part of our assessment of the proposed transaction and were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the “SEC”), the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them.

The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to multiple interpretations. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, general economic, market, interest rate and financial conditions, the availability and cost of capital for future investments, changes in interest rate levels, risks associated with the expansion of the Rail City Casino and development in general, acquisition or disposition of properties, competition within the industry, market conditions in general and on gaming and hotel companies in particular, litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation, the ability of our customer-tracking and customer loyalty programs to continue to increase customer loyalty and revenue, abnormal gaming holds and other matters. None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions, or related costs, contemplated by the merger agreement, including the merger, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. Neither we nor our board of directors assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

The Sands Regent

Management Projections Summary

(in thousands)

	Projected 2006	Projected 2007	Projected 2008
Net revenues	$93,449	$97,886	$101,386
Income from operations	9,744	11,868	12,910
EBITDA (1)	17,476	19,941	21,272
Net income	$5,043	$6,392	$7,659

(1)

EBITDA includes earnings before depreciation and amortization, interest expense, income taxes and gain or (loss) on the sale or disposal of property. EBITDA is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to income from operation or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the company’s EBITDA measure may not be comparable to similarly titled measures reported by other companies. The company believes that this disclosure enhances the understanding of the projected financial performance of a company with substantial interest expense, depreciation and amortization.

Additional Disclosure Regarding the Background of the Merger

Pages 20 through 24 of our proxy statement describe the background of the merger. As discussed in that proxy statement, we were approached by Herbst regarding a possible transaction in January of 2006. During a meeting of our board of directors on February 2, 2006, our board of directors determined that, although the company was not for sale, engaging in discussions with Herbst was in the best interests of our stockholders. The board’s determination that the company was not for sale was based on, among other things, the board’s concern that in light of the company’s leanly staffed management and limited available personnel resources, actively pursuing a sale of the company, and engaging in a protracted auction process in connection therewith, would divert management’s time and energy from the running of the company’s business. Notwithstanding our board’s concerns about the effects on the company’s business operations of pursuing a sale of the company, the board determined it would be in the best interests of our stockholders to continue discussions with Herbst but not to engage in an auction of the company.

Our board of directors held a meeting on April 27, 2006 in response to Herbst’s final offer based on a $15.00 per common share valuation. At the meeting, our board of directors discussed, among other things, the strategic alternatives available to the company. In addition to the proposed transaction with Herbst, the alternatives discussed included continuing to operate the company on a stand-alone basis, potentially acquiring or disposing of assets, or entering into strategic partnerships. Following a discussion about these possibilities, our management and board of directors concluded that in light of the ongoing consolidation in the gaming industry, continuing to operate the company on a stand-alone basis without substantial growth was not in the best interests of our stockholders. The board further concluded that the company’s growth prospects were dependent upon either being acquired by a third party or acquiring gaming facilities from third parties. Based on our board’s belief that there was a lack of other potential acquirors and available attractive acquisition candidates in the foreseeable future, our board of directors and management decided that a sale of the company to Herbst at the offered valuation of $15.00 per share was in the best interests of our stockholders.

Information Regarding our Financial Advisor

As discussed in our proxy statement, our board of directors also retained Houlihan Lokey to render an opinion to our board of directors as to the fairness from a financial point of view of the per share consideration to be received by our public stockholders in connection with the transaction. Information regarding the opinion and the financial analyses performed by Houlihan Lokey, as well as a copy of the opinion itself, are included in our proxy statement. In 2003, Houlihan Lokey provided valuation services to Herbst relating to the acquisition of non-gaming assets. For its services, Houlihan Lokey received fees of approximately $125,000.

Opinion of Houlihan Lokey

Houlihan Lokey’s selected multiples were based on its assessment of the company relative to the comparable companies and the comparable change-of-control transactions. The range of the selected multiples were influenced by the market capitalization, geographic location and quality and business model of the respective comparable companies. Under the Market Multiple Approach Houlihan Lokey selected LTM EBITDA multiples ranging from 7.5x to 8.0x and LTM EBIT multiples ranging from 12.0x to 13.0x. Under the Change-of-Control Transaction Approach, Houlihan Lokey selected LTM EBITDA multiples ranging from 7.0x to 8.0x and LTM EBIT multiples ranging from 11.0x to 12.0x. Based on financial information available to Houlihan Lokey as of the date of their board presentation, Houlihan Lokey calculated that the $15.00 per share offer price implied EBITDA and EBIT multiples of 8.3x and 14.2x, respectively, for the latest twelve month period ending March 31, 2006, and implied EBITDA and EBIT multiples of 7.1x and 11.8x, respectively, for the next fiscal year ending June 20, 2007.

Additional Information Regarding Employment Arrangements of Our Executive Officers

As discussed in our proxy statement, in connection with the merger, Ferenc Szony, our President and Chief Executive Officer, Robert Medeiros, our Chief Operating Officer, and Cornelius Klerk, our Chief Financial Officer, each entered into a new employment agreement with Herbst. The employment agreements with Messrs. Szony, Medeiros and Klerk were negotiated with Herbst concurrently with the negotiation of the merger agreement. Pursuant to the new employment agreements, Messrs. Szony, Medeiros and Klerk will receive base salaries of $370,000, $190,000 and $170,000, respectively. The new employment agreements will only become effective if the merger is consummated.

To permit our stockholders additional time to reflect upon and to react to the contents of this supplement to our definitive proxy statement and any other relevant information, we intend to adjourn the special meeting of our stockholders immediately after it is commenced at 10:00 a.m. local time on Monday, August 28, 2006 and to reconvene the meeting, at 10:00 a.m. local time on Friday, September 1, 2006 at our corporate headquarters, located at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada 89501.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed a proxy statement in connection with the proposed merger, which has been mailed to our stockholders. The Company’s stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC, because they will contain important information about the Company, Herbst and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501, Attention: Investor Relations. Stockholders are urged to read the proxy statement and other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement relating to its 2005 annual meeting of stockholders, which was filed with the SEC on October 5, 2005. Additional information regarding the interests of such potential participants is included in the proxy statement and other relevant documents filed with the SEC.